Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 16, 2026, with respect to the consolidated financial statements of Resolution Minerals Ltd (and subsidiaries) contained in the Registration Statement. We consent to the use of the abovementioned report in the Registration Statement.

/s/ GRANT THORNTON AUDIT PTY LTD

Perth, Australia

August 14, 2026